EXHIBIT 99.1

Company Contacts:

Robert J. Lollini

Betsy Truax

President & CEO	Investor Relations Consultant
(801) 975-1191	(801) 975-1191, ext. 411
www.iomed.com	info@iomed.com

IOMED Reports Second Quarter Fiscal 2004 Results

Company Posts Positive Net Income, Cash Flow on Record Product Sales

Salt Lake City, UT (January 30, 2004) – IOMED, Inc. (AMEX:IOX) today reported financial results for the second quarter ended December 31, 2003. The Company posted the highest second quarter product sales in its history, positive cash flow and net income of $0.03 per diluted share.

Second Quarter Results

For the quarter ended December 31, 2003, product sales were a record $3,010,000. Gross margin on product sales was 63% in second quarters of both fiscal 2003 and 2004.

Total operating expenses were flat from the prior-year quarter. Selling, general and administrative costs increased during the quarter primarily due to litigation related expenses associated with the Company’s efforts to protect its trade secrets and other proprietary intellectual property. The increase in SG&A was offset by a decrease in research and product development costs reflecting a refined focus on product development activities.

IOMED reported net income of $213,000, or $0.03 per diluted share, for the second fiscal quarter of 2004 compared with net income of $179,000, or $0.02 per diluted share, a year ago. IOMED has reported net income for six consecutive quarters.

Six-Month Operating Results

For the six-month period of fiscal 2004, IOMED reported product sales of $5,932,000 for the fiscal 2004 period. Gross margin on product sales was 63% for the six-month periods of both fiscal 2003 and 2004. An increase in selling, general and administrative expenses was offset by decreased research and development costs. For the first six months of fiscal 2004, IOMED reported net income of $330,000, or $0.04 per diluted share, compared with net income of $385,000, or $0.05 per diluted share, in the comparable period of fiscal 2003.

IOMED generated operating cash flow of $611,000 for the six months of fiscal 2004, a 4% increase from a year ago. During the first half of fiscal 2004, working capital increased 10% to $6.9 million. Shareholders’ equity increased $330,000 to $8.7 million. Total cash as of December 31, 2003 was $7.9 million.

Management Comments

“We are pleased to have posted the highest second quarter product sales in our history. Although our sales growth has been modest in the first half of fiscal 2004, we have generated strong cash flow and posted our sixth consecutive quarter of net income. We continue to strengthen our financial condition, increasing both cash and net working capital, while reducing long-term debt and restrictions on cash balances,” said Mr. Robert J. Lollini, president and CEO. “With one new product launched late during the second quarter and a second new product scheduled for launch later this year, we believe we are poised to continue to generate positive results for the remainder of fiscal 2004.”

The Company also reported that in separate rulings, a United States District Court granted, with prejudice, the Company’s motion to dismiss two §1983 civil rights actions filed against the Company; and a Utah State Court granted the Company’s motion to dismiss a discrimination claim against the Company. Both of these suits were filed against the Company in response to civil complaints filed by the Company against two former executives, among others, alleging misappropriation of trade secrets, interference with economic relationships and civil conspiracy. While the Company is pleased with these rulings, they may be subject to appeal and the Company does not know what, if any, further actions may be undertaken by the plaintiffs.

IOMED is a leader in the development, manufacture and sale of active drug delivery systems used primarily to treat acute local inflammation in the physical and occupational therapy and sports medicine markets. The Company is pursuing opportunities to advance its position as a provider of quality, innovative, non-invasive medical products that improve patient healthcare. IOMED seeks to accomplish this by growing its existing product lines, distributing new product lines and through acquisitions.

The statements contained in this news release that are not purely historical are forward-looking statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and include IOMED’s beliefs, expectations or intentions regarding its future operations and financial condition. All forward-looking statements included in this news release are made as of the date hereof and are based upon information available to IOMED as of such date. IOMED assumes no obligation to update any forward-looking statement. It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the risk factors and other disclosures set forth in IOMED’s filings with the Securities Exchange Commission on Form 10-K for its fiscal year ended June 30, 2003.

–TABLES FOLLOW–

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Six Months Ended December 31,
	2003	2002	2003	2002
	(unaudited)		(unaudited)
Product sales	$3,010,000	$2,946,000	$5,932,000	$5,888,000
Cost of products sold	1,116,000	1,091,000	2,220,000	2,160,000
Gross profit	1,894,000	1,855,000	3,712,000	3,728,000

Operating costs and expenses:
Selling, general and administrative	1,459,000	1,362,000	2,899,000	2,716,000
Research and development	242,000	339,000	508,000	669,000
Total operating costs and expenses	1,701,000	1,701,000	3,407,000	3,385,000

Operating income	193,000	154,000	305,000	343,000

Other income (expense):
Other income	38,000	51,000	74,000	102,000
Interest expense	(41,000)	(53,000)	(91,000)	(115,000)
Interest income	23,000	27,000	42,000	55,000

Net income	$213,000	$179,000	$330,000	$385,000

Income per share:
Basic	$0.03	$0.03	$0.05	$0.06
Diluted	$0.03	$0.02	$0.04	$0.05

Shares used in the computation of income per share:
Basic	6,545,000	6,545,000	6,545,000	6,545,000
Diluted	7,659,000	7,492,000	7,581,000	7,456,000

Consolidated Balance Sheet

	December 31, 2003	June 30, 2003
	(unaudited)	(audited)
Cash and cash equivalents	$6,355,000	$5,921,000
Working capital, net	$6,900,000	$6,263,000
Restricted cash	$1,499,000	$1,689,000
Total assets	$11,991,000	$12,491,000
Long-term obligations	$1,651,000	$1,971,000
Accumulated deficit	$(32,781,000)	$(33,111,000)
Shareholders’ equity	$8,746,000	$8,416,000

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended December 31,
	2003	2002
	(unaudited)
Cash flows from operating activities
Net income	$330,000	$385,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	507,000	466,000
Changes in operating assets and liabilities:
Accounts receivable	157,000	(24,000)
Inventories	124,000	19,000
Prepaid expenses	26,000	(82,000)
Trade accounts payable	(402,000)	(51,000)
Other accrued liabilities	(131,000)	(127,000)
Net cash provided by operating activities	611,000	586,000

Cash flows from investing activities
Purchases of equipment and furniture	(70,000)	(103,000)

Cash flows from financing activities
Change in restricted cash balance	190,000	198,000
Payments on long-term obligations	(297,000)	(281,000)
Net cash used in financing activities	(107,000)	(83,000)

Net increase in cash and cash equivalents	434,000	400,000

Cash and cash equivalents at beginning of period	5,921,000	4,422,000

Cash and cash equivalents at end of period	$6,355,000	$4,822,000

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